UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Proxy Discussion Material Spring 2022

Cautionary Statements Summit Midstream Partners, LP ("SMLP" or the "Partnership") filed a definitive proxy statement (the "Proxy Statement") with the U.S. Securities and Exchange Commission (the "SEC") on March 31, 2022 in connection with the solicitation of proxies for SMLP's 2022 Annual Meeting of Limited Partners to be held virtually on Tuesday, May 10, 2022. The following presentation materials supplement the Proxy Statement and should be read in conjunction with the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND UNITHOLDERS OF THE PARTNERSHIP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PARTNERSHIP'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and unitholders can obtain a copy of the Proxy Statement and other relevant documents (if and when available) filed with the SEC by SMLP free of charge from the SEC's website, www.sec.gov. Copies will also be available at no charge on SMLP's website at www.summitmidstream.com. Forward-Looking Statements: This presentation includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the SEC on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this presentation are made as of the date of this presentation and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Annual Unitholder Meeting Details Date and Time May 10, 2022 at 2:00 p.m. Central Time Record Date Only limited partners of Summit Midstream Partners, LP who are holders of record of our outstanding (as defined in our partnership agreement) common units as of the close of business on March 21, 2022 are entitled to vote at the 2022 Annual Meeting. Agenda To elect two Class I directors to serve until our annual meeting of limited partners to be held in 2025 or until their successors are elected and have been qualified; To approve the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan; To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; To approve an advisory resolution on executive compensation; To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and To transact any other business properly brought before the meeting or any adjournments thereof Place Our 2022 Annual Meeting of Limited Partners (the “2022 Annual Meeting”) will be held virtually via live webcast at https://web.lumiagm.com/275506380 (password: summit2022). You will not be able to attend the 2022 Annual Meeting in person.

Overview & Items Up for Vote Proposal Board Recommendation Vote Required When a Quorum is Present Effect of Abstentions Effect of Broker Non-Votes Proposal No. 1: Election of Directors FOR each nominee Plurality of the votes cast by the Unitholders No effect on the vote with respect to this proposal No effect on the vote with respect to this proposal Proposal No. 2: Approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan FOR approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting Same effect as a vote against this proposal Same effect as a vote against this proposal Proposal No. 3: Ratification of Independent Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP for 2022 Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting Same effect as a vote against this proposal Voted at broker’s discretion; broker non-votes are not expected but common units not voted have the same effect as a vote against this proposal Proposal No. 4: Approval of the Advisory Resolution on Executive Compensation(1) FOR approval of the Advisory Resolution on Executive Compensation Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting Same effect as a vote against this proposal Same effect as a vote against this proposal Proposal No. 5: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation(1) FOR holding the advisory vote to approve the advisory resolution on executive compensation every “ONE YEAR” Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. However, because this proposal has three possible substantive options (every one year, two years or three years), if no option receives the affirmative vote of a majority of the Voting Units entitled to vote at the meeting, we will consider Unitholders to have “approved” the option receiving the greatest number of votes Same effect as a vote against each of the three possible options to this proposal Same effect as a vote against each of the three possible options to this proposal The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal of the 2022 Annual Meeting The following presentation materials are primarily focused on key considerations of the board nominations (Proposal No.1) and long-term incentive plan (Proposal No. 2) SMLP’s Board of Directors recommends you vote “FOR” Proposals 1, 2, 3 and 4 and for every “ONE YEAR” on Proposal 5 As advisory votes, the results of the vote on the advisory resolution on executive compensation and the frequency of future advisory votes on executive compensation are not binding on the Partnership, the Compensation Committee or the Board, whether or not the proposals are passed under the standards described above.

Your Vote Matters Please reach out to any of the following contacts with questions SMLP Contacts Proxy Solicitor Contacts Bill Mault Executive Vice President Chief Financial Officer bill.mault@summitmidstream.com 910 Louisiana Street Phone: 832.930.7535 Suite 4200 Houston, TX 77002 Morrow Sodali LLC SMLP@info.morrowsodali.com 509 Madison Avenue 12th Floor New York, NY 10022 Ross Wong Vice President Finance, Treasurer & Investor Relations ross.wong@summitmidstream.com 910 Louisiana Street Phone: 832.930.7512 Suite 4200 Houston, TX 77002 Phone Toll-Free 800.662.5200 Outside North America +1.203.658.9400

Proposal No. 1

SMLP’s Corporate Strategy SMLP’s corporate strategy is built on a foundation of sound environmental, social and governance policies and grounded by financial discipline and value-driven growth to maximize unitholder value Independent board of directors works alongside management to determine the appropriate balance of financial discipline, re-investment and return of capital to maximize unitholder value SMLP believes that a strong balance sheet built on a sound ESG foundation and an optimized operating platform are the key pillars to long-term success Continued emphasis on de-levering until long term target of <3.5x is achieved Maximize free cash flow and aggressively pay down debt, with growth investments subject to high return hurdles Continue to optimize balance sheet and extend debt maturities Resume a sustainable common equity distribution policy with future growth upon achieving targeted leverage profile Engrained safety-first, environmentally focused culture of compliance being leveraged to form Summit’s official ESG framework New environmental compliance team based in headquarters office with experience in ESG Reporting Majority independent board of experienced and diverse industry professionals Targeting release of inaugural sustainability report in 2022 aligned to key investors, customers, and stakeholders Maximizing Unitholder Value Value Driven Growth Financial Discipline & Strength Environmental, Social & Governance Focused on high returning and low investment multiple bolt-on organic growth projects Execute on several in-basin consolidation opportunities of private equity owned assets Continue to evaluate larger scale corporate M&A consolidation opportunities Synergy capture and cost control both internally and externally

Board & Management Took Several Actions to Simplify SMLP

Since 2019, SMLP has taken aggressive steps to simplify its org structure and transform the balance sheet to reposition the company as an attractive midstream investment that is focused on value creation and unitholder alignment with a sustainable capital structure

12/31/2019



EnergyCapital Partners
Public
Summit Midstream Partners, LLC (Summit Investments)
2.9MM common units
0.4MM common units
Summit Midstream Partners Holdings, LLC (SMP Holdings)
$180.8M DPPO Receivable
$161.5MM Term Loan
0.7MM common units unpledged to TLB
2.3MM common units pledged to TLB
Summit Midstream GP, LLC
GP Interest
Summit Midstream Partners, LP (NYSE: SMLP)
$180.8MM DPPO Payable
$300.0MM Series A Preferred
Summit Midstream Holdings, LLC
$677.0MM Revolver Drawn
$800.0MM Notes
Operating Assets

Key Initiatives & Milestones

Cost Control

- Since 2019, SMLP has implemented significant cost savings initiatives
- ~$20 million of annual expense savings realized from (i) re-organization, including headcount reductions, (ii) process improvements, (iii) office consolidation and (iv) re-alignment of employee benefit contributions

Governance & Stakeholder Alignment

- In May 2020, SMLP acquired ECP's various interests including the non-economic GP interest
- Enabled SMLP to suspend ~$76 million of annual distributions and focus on de-levering and liability management
- Retired nearly 18% of the outstanding units at the time
- Simplified structure and implemented an independent board

Liability Management

- SMLP retired $877 million of fixed obligations at a weighted average discount of ~55% of par through a combination of debt repayments, open-market repurchases, cash tenders and equity exchanges
- SMLP refinanced ~$1 billion of debt in 2021, with a $400 million ABL credit facility and $700 million of 2L notes

Today



Public
100% LP Interest, 10.0MM units
Summit Midstream Partners, LP (NYSE: SMLP)
$66MM Series A Preferred
GP Interest
Summit Midstream Holdings, LLC
$267MM Revolver Drawn
$959MM Notes
Operating Assets

($ in millions)	2019	12/31/2021	*Change*
SMLP			
Revolver	$677	-	*($677)*
ABL Revolver	-	267	*267*
8.50% 2L Bonds	-	700	*700*
5.50% Bonds	300	-	*(300)*
5.75% Bonds	500	259	*(241)*
SMPH Term Loan	162	-	*(162)*
Total Debt	**$1,639**	**$1,226**	***($412)***
DPPO Payable	181	-	*(181)*
Cash	5	10	*5*
Net Debt	**$1,814**	**$1,216**	***($598)***
Preferred	$300	$66	*($234)*
Total	**$2,114**	**$1,282**	***($832)***
Double E (Non-Recourse)			
Bank Debt	*$0*	*$160*	*$160*
Preferred	*27*	*91*	*64*
Total	***$27***	***$251***	***$224***

Note: Represents the principal balances of the preferred equity securities; Pro forma for the preferred-for-common exchange in January 2022

8

SUMMIT MIDSTREAM

Aggressively Repositioning the Business During Unprecedented Times

SMLP's Board of Directors and Management have and will continue to be results-driven, with proactive decision making to maximize unitholder value

- SMLP's existing BOD and management team have quickly and decisively reacted to a volatile and ever-evolving global economic and commodity price environment
- The leadership has implemented and executed several critical workstreams to preserve unitholder value in an unprecedented time, including streamlining governance, cost control, Double E execution, as well as liability and balance sheet management



$125.00
$100.00
$75.00
$50.00
$25.00
($ / bbl)
$14.00
$100.60
$12.00
$10.00
$8.00
$6.68
$6.00
$4.00
$2.00
($ / MMbtu)
1/6/2020 Cost Control / Reorganization Announcement
5/28/2020 GP Buy-in / Governance Simplification(1)
6/4/2020 James Cleary Appointed to BOD
June – August 2020 Open Market Notes Repurchases
7/31/2020 Series A Preferred Unit Exchange
9/23/2020 2022 and 2025 Notes Tenders
9/29/2020 SMP Holdings Term Loan B Settlement
10/8/2020 Private 2025 Notes Repurchase
11/16/2020 SMP Holdings Term Loan B Restructuring
12/18/2020 Revolver Credit Agreement Amendment
12/29/2020 Series A Preferred Unit Tender
01/12/2021 Double E receives FERC NTP
3/8/2021 Close of Double E Financing
4/15/2021 Series A Preferred Unit Exchange
8/5/2021 Marmon Settlement
11/2/2021 Close of 2021 Refinancing
11/18/2021 Double E In-Service Date
1/14/2022 Series A Preferred Unit Exchange
2/28/2022 Rommel Oates Appointed to BOD
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
WTI
Henry Hub

Source: Bloomberg as of April 13, 2022.
1) Robert McNally and Marguerite Woung-Chapman appointed to BOD

9

SUMMIT MIDSTREAM

Independent Governance that is Fully Aligned with Stakeholders SMLP adopted an independent governance structure when it acquired its General Partner in May 2020 Board Member Summary Background Audit Compensation Governance & Sustainability Heath Deneke President, CEO and Chairman Board Member Since: 2019 Prior Experience / Affiliations: Crestwood Equity Partners, El Paso Corporation James Cleary (Class III) Lead Independent Director Board Member Since: 2020 Prior Experience / Affiliations: Global Infrastructure Partners, El Paso Corporation, Sonat Inc. Marguerite Woung-Chapman (Class II) Independent Director Board Member Since: 2020 Prior Experience / Affiliations: Energy XXI Gulf Coast, Inc., EP Energy Corporation, El Paso Corporation Lee Jacobe (Class I) Independent Director Board Member Since: 2019 Prior Experience / Affiliations: Kelso & Company, Barclays, Lehman Brothers, Wasserstein Perella & Co. Jerry Peters (Class I) Independent Director & Financial Expert Board Member Since: 2012 Prior Experience / Affiliations: Green Plains Inc., ONEOK Partners, L.P., KPMG LLP Robert McNally (Class II) Independent Director Board Member Since: 2020 Prior Experience / Affiliations: EQT Corporation, Precision Drilling Corporation, Kenda Capital LLC, Dalbo Holdings, Warrior Energy Services Corp., Simmons & Company, Schlumberger Limited Rommel Oates (Class III) Independent Director Board Member Since: 2022 Prior Experience / Affiliations: Oates Energy Solutions, International Association of Hydrogen Energy, , True North Venture Partners, Aquahydrex Pty Ltd., Praxair Inc. Board Requirements Election Process The Board must consist of five to eight Directors Other than the then-serving President or CEO, each Director is subject to public election and must meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and by the National Securities Exchange (“Eligible Directors”) A majority of the Directors may nominate and elect a person to fill any vacancy on the Board of Directors, including any vacancy caused by an increase in the number of Directors Beginning in 2022, SMLP will host an annual meeting of the Limited Partners to elect Eligible Directors on a staggered basis for a 3-year term Class I – First election occurs in 2022 (2 directors) Class II – First election occurs in 2023 (2 directors) Class III – First election occurs in 2024 (2 directors) Nomination Process The following constituents may nominate persons for the election of Eligible Directors: A majority of the Directors currently in office A Limited Partner, or group of Limited Partners, that hold or beneficially own at least 10% of the outstanding common units for the prior two years without interruption Chairperson Member

Class I: Board of Directors Mr. Peters and Mr. Jacobe each bring a unique set of expertise and experience that are critical to maintaining a well-rounded BOD Jerry L. Peters Lee Jacobe Qualifications Mr. Peters’ extensive executive, financial and operational experience brings important and necessary skills to the Board. Mr. Jacobe has valuable and extensive experience in the energy banking sector, including a vast array of experience in corporate finance, capital structure and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure. Biography Jerry L. Peters has served as a director of our general partner since September 2012. Mr. Peters serves as the chair on the Audit Committee of the Board and also serves on the Conflicts Committee of the Board as well as the Nominating, Governance and Sustainability Committee of the Board. Mr. Peters has served as the Chief Financial Officer of Green Plains, Inc., a publicly-traded vertically-integrated ethanol producer, since April 2007. Prior to that, Mr. Peters served as Senior Vice President—Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as Chief Financial Officer of ONEOK Partners, L.P. from July 1994 to May 2006, and in various senior management roles of ONEOK Partners, L.P. from 1985 to May 2006. Prior to joining ONEOK Partners, Mr. Peters was employed by KPMG LLP as a certified public accountant from 1980 to 1985. Mr. Peters received an MBA from Creighton University with an emphasis in finance and a B.S. in Business Administration from the University of Nebraska—Lincoln. We believe that Mr. Peters' extensive executive, financial and operational experience brings important and necessary skills to the board of directors. Lee Jacobe has served as director of our general partner since April 2019 and serves as the chair of the Compensation Committee of the Board and on the Audit Committee of the Board. From 2019 through 2021, Mr. Jacobe served as an advisor with respect to energy investments for Kelso & Company, a New York based private equity firm.  From 2008 through 2018, Mr. Jacobe was involved in various capacities at Barclays Investment Banking – Energy Group, including head of the firm's midstream coverage effort, co-head of its US Oil & Gas group, and Vice Chairman of the firm.  From 1993 through 2008, Mr. Jacobe was an investment banker in the energy group at Lehman Brothers, including serving as a managing director from 2001–2008.  Mr. Jacobe began his investment banking career at Wasserstein Perella & Co. in 1990.   Mr. Jacobe received a B.B.A. in Finance from the University of Texas at Austin.  Mr. Jacobe was selected to serve as a director on the board because of his extensive industry experience, including a vast array of experience in corporate finance, capital structure, and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure. Highly Qualified and Well-Rounded BOD Midstream Experience Finance and Accounting Public Company Experience Environmental and Sustainability Energy Experience Legal and Compliance Operations and Engineering Clean Energy Experience Risk Management

Proposal No. 2

Employee Retention Will Be Critical to SMLP’s Long-Term Success SMLP’s employees are the heartbeat of the organization. In a time of energy transition, rising inflation and record industry and overall U.S turnover rates, SMLP needs to continue to incentivize its employees and align them with our unitholders 2022 LTIP Features Structured with Sound Corporate Governance Practices Does not permit repricings without unitholder approval Without unitholder approval, we may not amend any option or unit appreciation right (“UAR”) to reduce the exercise price or replace any option or UAR with cash or any other award when the exercise price of the option or UAR exceeds underlying units. Does not permit liberal share recycling The 2022 LTIP provides that the following units underlying awards granted under the 2022 LTIP may not again be made available for issuance as awards under the 2022 LTIP: (i) units not issued or delivered as a result of the net settlement of an outstanding option or UAR, (ii) units used to pay the purchase price or withholding taxes related to an outstanding award and (iii) units repurchased on the open market with the proceeds of an option purchase price. Provides that the exercise price of options and UARs will not be lower than the fair market value of a unit on the grant date The 2022 LTIP prohibits granting stock options and UARs with exercise prices lower than the fair market value of a unit on the grant date. Limited Terms for Options and UARs The term for stock options and UARs granted under the 2022 LTIP is limited to ten years. The Plan is intended to promote the interests of the Partnership by providing incentive compensation awards to encourage superior performance The Plan is also intended to enhance the ability of the Partnership to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business If approved, the 2022 LTIP will authorize the issuance of 1,000,000 SMLP common units together with the number of units that remain available for issuance under the 2012 LTIP and that are cancelled, forfeited or terminated thereunder

Holding Policy and Compensation Structure to Further Align Stakeholders

SMLP has recently implemented a holding policy for all executive officers and board members to ensure long-term alignment

- We believe that equity-based compensation aligns the economic interests of our directors and certain executive officers with those of common unitholders
- In accordance with this goal, the Board has approved and adopted equity holding guidelines for our directors and certain executive officers
- All current directors and executive offices as a group as of March 21, 2022 collectively owned ~2.3% of SMLP's outstanding common units

Holding Guidelines

Position	Value of SMLP Unit Holdings
Non-Employee Members of BOD	3x annual cash retainer
CEO	3x base salary
CFO	3x base salary
CAO	2x base salary
EVP, GC and CCO	3x base salary

NEO Compensation Structure

CEO Target Pay Mix


LTI Retention Cash 30%
Base Salary 16%
Annual Bonus 24%
LTI Phantom Units 30%
At-Risk Pay 84%

Other NEOs Average Target Pay Mix


LTI Retention Cash 26%
Base Salary 24%
Annual Bonus 24%
LTI Phantom Units 26%
At-Risk Pay 76%

Current[1] Holdings Relative to Holding Guidelines

Name	Title	Current Unit Holdings	Current Multiple	Required Multiple	Achieved
James J. Cleary	Board Member	17,278	3.00x annual cash retainer	3x annual cash retainer	✓
Lee Jacobe	Board Member	25,960	4.50x annual cash retainer	3x annual cash retainer	✓
Robert J. McNally	Board Member	17,278	3.00x annual cash retainer	3x annual cash retainer	✓
Rommel M. Oates	Board Member	6,444	1.12x annual cash retainer	3x annual cash retainer	On-Track
Jerry L. Peters	Board Member	27,308	4.74x annual cash retainer	3x annual cash retainer	✓
Marguuerite Woung-Chapman	Board Member	17,278	3.00x annual cash retainer	3x annual cash retainer	✓
J. Heath Deneke	CEO	244,009	5.77x base salary	3x base salary	✓
William J. Mault	CFO	23,942	1.18x base salary	3x base salary	On-Track
James D. Johnston	General Counsel	68,956	2.79x base salary	3x base salary	On-Track
Matthew B. Sicinski	CAO	14,997	0.83x base salary	2x base salary	On-Track
Total:		**463,450**			

1) Current Holdings as of March 21, 2022

14

SUMMIT MIDSTREAM

Historical LTIP Grants, Issuance and Other Considerations SMLP has reduced the number of employees who receive LTIP awards, which has decreased from ~90 in 2019 to 20 in 2021 The Board implemented a cash retention component to its LTIP awards in 2020, 2021 and 2022, which, in addition to fostering retention, has preserved units and limited dilution during a period of significant unit price volatility New Independent BOD focused on balancing unitholder dilution, management retention, and management-unitholder alignment Q1 Annual Grant Process: Sponsor Controlled BOD Q1 Annual Grant Process: Independent BOD/Current Mgmt Sponsor Controlled BOD increased units available in Q1 2020 prior to the GP Buy-In. Note: All historical figures have been adjusted for SMLP’s 1-for-15 reverse unit split on November 10, 2020 For illustrative purposes, represents the issued units multiplied by the VWAP of $339.63, $232.78, $116.86, $16.72, $26.59, and $18.27 for 2017, 2018, 2019, 2020, 2021, and 2022 through 4/12/2022, respectively $6.6 $5.6 $4.7 $3.2 $3.8 $2.4 Est. Value (in millions) (1)

GP Buy-In Transaction Mis-Represents SMLP’s Burn-Rate The Partnership’s reported 2020 basic average common units outstanding was 3.6 million versus actual common units outstanding at January 1, 2020 and December 31, 2020 of 6.2 million and 6.1 million, respectively The GP Buy-In Transaction caused a recast of SMLP’s historical financial statements, reducing the beginning 2020 unit count by 3.2 million Additionally, as a result of the GP Buy-In Transaction, SMLP acquired and subsequently issued 2.3 million units Excluding the accounting impacts of the GP Buy-In Transaction, SMLP’s 2020 basic weighted average unit count would be 6.1 million with an unadjusted burn rate of 4.28% 2020 Outstanding Units (Units in millions) As a result of SMLP’s strategic corporate actions, burn rate needs to be evaluated on an as-adjusted basis For GAAP, the basic weighted average units outstanding during FY 2020 was 3.6 million units.

Appendix

Other Members of the Board of Directors Heath Deneke President, CEO and Chairman of the Board Joined in 2019 Mr. Deneke joined Summit Midstream Partners from Crestwood Equity Partners, where he most recently served as Executive Vice President, Chief Operating Officer and a member of the Office of the Chairman. He was responsible for commercial development and operations of its midstream businesses, including assets in the Bakken, Barnett, Fayetteville, Marcellus, Powder River, and Permian basins. Prior to his role as EVP and Chief Operating Officer of Crestwood Equity Partners, Mr. Deneke served as the Chief Operating Officer and President of Crestwood's Pipeline Services Group. He served as President, Natural Gas Business Unit of Crestwood's general partner from October 2013 to June 2015 following the close of the Inergy/Crestwood merger and prior to that assignment, he served as Senior Vice President and Chief Commercial Officer of Legacy Crestwood from August 2012 until October 2013. Mr. Deneke has held several roles at El Paso Corporation and its affiliates starting in 1996, including Vice President of Project Development and Engineering for the Pipeline Group, where he was responsible for the planning and execution of over $8 billion in expansion projects. At El Paso, he also served as Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Robert McNally Class II Joined in 2020 Robert McNally has served as a director of our general partner since May 2020 and also serves on the Audit Committee of the Board. Mr. McNally also serves as a director of Oasis Petroleum, where he sits on the Audit & Reserves Committee and the Compensation Committee. In February 2022, Mr. McNally joined the board of directors of PERMA-PIPE International Holdings and is a member of all the board committees. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. Mr. McNally brings a wealth of executive management, operational, and financial experience in the oil and gas industry to the Board. Marguerite Woung-Chapman Class II Joined in 2020 Marguerite Woung-Chapman has served as a director of our general partner since May 2020. Ms. Woung-Chapman also serves as the Chairperson of the Nominating, Governance and Sustainability Committee of the Board and on the Compensation Committee of the Board. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. Commencing on June 1, 2020, Ms. Woung-Chapman has served as the Chair of the Board of Directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. On November 23, 2021, Ms. Woung-Chapman was appointed to the Board of Directors for Oasis Petroleum Inc., where she serves on the Board’s Compensation Committee as well as the Nomination, Environmental, Social & Governance Committee. Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, regulatory, compliance, legal and business administration experience to the Board. James Cleary Class III Joined in 2020 James Cleary has served as a director of our general partner since June 2020 and was appointed lead independent director in January 2022. Mr. Cleary serves on the Compensation Committee of the Board and on the Nominating, Governance and Sustainability Committee of the Board. Mr. Cleary has served as a Managing Director of Global Infrastructure Partners, a leading private equity infrastructure fund with over $75 billion under management and a focus on the energy, transport and water/waste industries since 2012.  Prior to that, from 1999 until its acquisition by Kinder Morgan in 2012, Mr. Cleary served in various leadership roles for El Paso Corporation, a Fortune 500 energy company, including service as the President of Western Pipelines and President of the ANR Pipeline Company.  From 1979 until 1999, Mr. Cleary served in various capacities of increasing responsibility with Sonat Inc., a Fortune 500 energy company, including service as the Executive Vice President & General Counsel of Southern Natural Gas Company, which was Sonat's pipeline business.  In addition to his experience as an executive, Mr. Cleary has had significant experience in the boardroom, having served on the board of the general partner of Access Midstream Partners, L.P., a large midstream master limited partnership, and he currently serves on the board of directors of Gibson Energy, Inc., a Canadian public company that transports, stores, processes and markets crude oil and refined products in Canada and the United States.  Rommel M. Oates Class III Joined in 2022 Rommel M. Oates was appointed to serve as a Director of our general partner in February 2022.  Mr. Oates is the Founder, Chairman, and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc.  Since 1999, Oates has been a leading pioneer in helping the world transition to a sustainable future by using hydrogen as its main energy carrier.  Oates has produced 18 patents in the field of hydrogen and is considered by many to be an expert in the area of hydrogen storage.  Since 2014, Oates has served as a board member for the International Association of Hydrogen Energy.  From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities.  From 2015 to 2016, Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team.  Then from 2016 to 2018, Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd.  From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde) including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles.

Experienced Management Team Heath Deneke President, CEO and Chairman of the Board Joined in 2019 Mr. Deneke joined Summit Midstream Partners from Crestwood Equity Partners, where he most recently served as Executive Vice President, Chief Operating Officer and a member of the Office of the Chairman. He was responsible for commercial development and operations of its midstream businesses, including assets in the Bakken, Barnett, Fayetteville, Marcellus, Powder River, and Permian basins. Prior to his role as EVP and Chief Operating Officer of Crestwood Equity Partners, Mr. Deneke served as the Chief Operating Officer and President of Crestwood's Pipeline Services Group. He served as President, Natural Gas Business Unit of Crestwood's general partner from October 2013 to June 2015 following the close of the Inergy/Crestwood merger and prior to that assignment, he served as Senior Vice President and Chief Commercial Officer of Legacy Crestwood from August 2012 until October 2013. Mr. Deneke has held several roles at El Paso Corporation and its affiliates starting in 1996, including Vice President of Project Development and Engineering for the Pipeline Group, where he was responsible for the planning and execution of over $8 billion in expansion projects. At El Paso, he also served as Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor's degree in Mechanical Engineering from Auburn University. He serves on the board of directors for Bay West Environmental and Bradford Airport Logistics and is a member of the Houston Chapter of the Young Presidents Organization. Bill Mault EVP, CFO Joined in 2016 Mr. Mault has served as Executive Vice President and Chief Financial Officer for Summit since February of 2022. Mr. Mault joined Summit in 2016 and has held various senior management roles, including Vice President of Corporate Development, Finance and Treasurer. Prior to joining Summit, Mr. Mault spent nearly 10 years in mergers & acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University. James Johnston EVP, General Counsel, CCO and Secretary Joined in 2020 Mr. Johnston joined Summit Midstream Partners from Crestwood Equity Partners, where he most recently served as Senior Vice President and General Counsel. Prior to his role as Senior Vice President and General Counsel at Crestwood Equity Partners, Mr. Johnston served as Vice President, Deputy General Counsel at Crestwood. Prior to joining Crestwood in 2013, Mr. Johnston served as Assistant General Counsel for Kinder Morgan and in various legal and commercial roles of increasing responsibility at Kinder Morgan, El Paso Corporation and Sonat, Inc. from 1997 to 2013. Mr. Johnston holds a bachelor's degree from Western University in Ontario, Canada and a Doctor of Jurisprudence from Samford University's Cumberland School of Law in Birmingham, Alabama. Ryan Simmons, CFA SVP, Commercial Founding Member in 2009 Mr. Simmons is responsible for the Company’s business development, commercial development and asset management activities throughout the U.S. Mr. Simmons has 21 years of oil and gas experience primarily focused on the midstream sector. Prior to joining Summit, Mr. Simmons was a Vice President with ING Investment Management’s Midstream Energy Group, where he focused on originating, structuring and managing proprietary midstream private equity investments. Before joining ING in 2004, Mr. Simmons was a Vice President with SunTrust Bank and was responsible for managing client relationships and raising capital for a wide range of companies operating across all sectors of the energy industry. Mr. Simmons holds a B.B.A. in Finance from the University of Georgia and an M.B.A. from Emory University’s Goizueta Business School. Mr. Simmons is a Chartered Financial Analyst charterholder. Hugo Guerrero SVP, Engineering & Ops Joined in 2020 Prior to his current role, Mr. Guerrero served as Senior Vice President of Technical Services at Crestwood Midstream Partners, where he had a broad role with responsibilities that included System Planning, Project Execution & Controls, Supply Chain, Operations Engineering, Asset Integrity, I&E, and Measurement, SCADA, Land, and Permitting. Mr. Guerrero has more than 27 years of experience in the oil and gas industry, having spent 20 years on the engineering services side of the business leading projects across the entire energy value chain. Prior to Crestwood, Mr. Guerrero spent eight years leading and growing CH2M HILL’s Pipelines & Terminals market segment with responsibilities across the Americas, including Mexico, Argentina, and Brazil. Mr. Guerrero started his career in Southern California at an oil and gas engineering firm where he spent 12 years in various roles with increasing responsibilities. Mr. Guerrero is an alumnus of the University of California, Irvine, and is a registered Project Management Professional with the Project Management Institute. Mr. Guerrero is also a U.S. Army Field Artillery veteran, having served in Germany and the middle east during Desert Storm. Matt Sicinski SVP, CAO Joined in 2020 Prior to joining the General Partner, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over eight years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University. Mr. Sicinski is also a Lieutenant Commander in the United States Navy Reserve and veteran of the Afghanistan War.